Exhibit 99.2
FORM 11-K
(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2007
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                                                              To
Commission file number 1-10254
TOTAL SYSTEM SERVICES, INC. DIRECTOR STOCK PURCHASE PLAN
TOTAL SYSTEM SERVICES, INC.
1600 FIRST AVENUE
COLUMBUS, GEORGIA 31901
(706) 649-2310

Exhibit 99.2
TOTAL SYSTEM SERVICES, INC.
DIRECTOR STOCK PURCHASE PLAN
Financial Statements
December 31, 2007, 2006, and 2005
(With Report of Independent Registered Public Accounting Firm Thereon)

KPMG LLP Suite 2000 303 peachtree Street, NE Atlanta, GA 30308
Report of Independent Registered Public Accounting Firm
The Plan Administrator
Total System Services, Inc.
      Director Stock Purchase Plan:
We have audited the accompanying statements of financial condition of the Total System Services, Inc. Director Stock Purchase Plan (the Plan) as of December 31, 2007 and 2006, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2007. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts, and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan as of December 31, 2007 and 2006, and the results of its operations and changes in its plan equity for each of the years in the three-year period ended December 31, 2007 in conformity with U.S. generally accepted accounting principles.
Atlanta, Georgia
April 25, 2008
KPMG LLP, a U.S. limited liability partnership, is the U.S. member firm of KPMG International, a Swiss cooperative.

TOTAL SYSTEM SERVICES, INC.
DIRECTOR STOCK PURCHASE PLAN
Statements of Financial Condition
December 31, 2007 and 2006

	2007	2006
Assets

Common stock of Total System Services, Inc. at fair value — 114,680 shares (cost $1,905,869) in 2007 and 208,327 shares (cost $2,922,430) in 2006	$3,211,034	5,497,753
Dividends receivable	7,260	14,583

	$3,218,294	5,512,336

Plan Equity

Plan equity (19 participants at December 31, 2007 and 2006, respectively)	$3,218,294	5,512,336

See accompanying notes to financial statements.

TOTAL SYSTEM SERVICES, INC.
DIRECTOR STOCK PURCHASE PLAN
Statements of Operations and Changes in Plan Equity
Years ended December 31, 2007, 2006, and 2005

	2007	2006	2005
Dividend income	$362,130	59,139	46,267
Realized gain on distributions to participants (note 4)	1,727,802	345,684	53
Unrealized (depreciation) appreciation in common stock of Total System Services, Inc. (note 3)	(1,270,157)	1,150,270	(964,767)
Contributions:
Participants	292,000	297,000	257,000
Total System Services, Inc.	146,172	148,596	128,526

Increase (decrease) in Plan equity before withdrawals	1,257,947	2,000,689	(532,921)

Withdrawals by participants:
Common stock of Total System Services, Inc. at fair value (121,334 shares in 2007, 32,597 shares in 2006, and 5 shares in 2005) (note 4)	(3,551,989)	(798,466)	(118)

(Decrease) increase in Plan equity for the year	(2,294,042)	1,202,223	(533,039)

Plan equity at beginning of year	5,512,336	4,310,113	4,843,152

Plan equity at end of year	$3,218,294	5,512,336	4,310,113

See accompanying notes to financial statements.

TOTAL SYSTEM SERVICES, INC.
DIRECTOR STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2007, 2006, and 2005
(1)	Description of the Plan
The Total System Services, Inc. Director Stock Purchase Plan (Plan) was implemented as of October 15, 1987. The Plan is designed to enable participating Total System Services, Inc. (TSYS) directors to purchase shares of common stock of TSYS at prevailing market prices from contributions made by them and TSYS.
TSYS serves as the plan administrator. The Plan agent is Mellon Investor Services, LLC, hereafter referred to as “Agent.”
Any person who currently serves or in the future is elected to serve as a member, advisory member, or emeritus member of the board of directors of TSYS is eligible to participate in the Plan. Cash contributions by participants cannot exceed $5,000 per calendar quarter. Matching contributions to the Plan are to be made by TSYS in an amount equal to one-half of each participant’s contribution. Participants are immediately vested in their contributions and TSYS’ matching contributions.
The Plan provides, among other things, that all expenses of the Plan and its administration shall be paid by TSYS with the exception of brokers’ fees, commissions, postage, and transaction costs which are included in the cost of each participant’s investment in common stock of TSYS.
The Plan provides that each participant may withdraw at any time all or some of his or her account balance. The participant may elect to receive the proceeds in the form of shares of common stock of TSYS or in a lump-sum cash distribution.
The Plan provides that upon termination of participation in the Plan, each former participant will receive, at his or her discretion, (i) the full number of shares of TSYS common stock held on his or her behalf by the Agent, together with a check for any fractional share interest, or (ii) a lump-sum cash distribution for the proceeds of the sale of all shares held by the Agent on his or her behalf. A participant who terminates his or her participation in the Plan may not reenter the Plan until the expiration of a six-month waiting period.
Participation in the Plan shall automatically terminate upon termination of a participant’s status as a board of directors member whether by death, retirement, resignation, or otherwise.
TSYS expects to maintain the Plan indefinitely, but reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant’s right to the benefit of contributions made by him or her, or TSYS prior to the date of such amendment or termination.
TSYS reserves the right to suspend its matching contributions to the Plan if its board of directors feels that TSYS’ financial condition warrants such action.
(Continued)

TOTAL SYSTEM SERVICES, INC.
DIRECTOR STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2007, 2006, and 2005
(2)	Summary of Significant Accounting Policies
The investment in common stock of TSYS is stated at fair value, which is based on the closing price at year-end obtained by using market quotations on the principal public exchange market for which such security is traded. The December 31, 2007 and 2006 fair values were $28.00 and $26.39 per share, respectively.
The realized gain on distributions to participants is determined by computing the difference between the average cost per share of common stock and the fair value per share at the date of distribution to the participants, less transaction costs.
Contributions by TSYS and participating directors are accounted for on the accrual basis. Withdrawals are accounted for upon distribution.
Dividend income is accrued on the record date.
The Plan’s investment in the common stock of TSYS is exposed to market and credit risks. Due to the level of risk associated with investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Plan’s financial statements.
The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as compensation income their pro rata share of contributions made to the Plan by TSYS. Cash dividends paid on common stock of TSYS purchased under the Plan will be taxable to the participants on a pro rata basis for Federal and state income tax purposes during the year any such dividend is received by the participant or the Plan. Upon disposition of the common stock of TSYS purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.
Management of the Plan believes that the carrying amount of the receivables is a reasonable approximation of the fair value due to the short-term nature.
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.
(Continued)

TOTAL SYSTEM SERVICES, INC.
DIRECTOR STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2007, 2006, and 2005
(3)	Unrealized (Depreciation) Appreciation of Common Stock of TSYS
Changes in unrealized (depreciation) appreciation in common stock of TSYS are as follows:

	2007	2006	2005
Unrealized appreciation at end of year	$1,305,166	2,575,323	1,425,053
Unrealized appreciation at beginning of year	2,575,323	1,425,053	2,389,820

Unrealized (depreciation) appreciation for the year	$(1,270,157)	1,150,270	(964,767)

(4)	Realized Gain on Withdrawal/Distributions to Participants
The gain realized on withdrawal/distributions to participants is summarized as follows:

	2007	2006	2005
Fair value at dates of distribution or redemption of common stock of TSYS	$3,551,989	798,466	118
Less cost (computed on an average cost basis) of shares of common stock of TSYS distributed or redeemed	1,824,187	452,782	65

Total realized gain	$1,727,802	345,684	53